Exhibit 99.1

Beneficient Chairman and Interim CEO Participate in Limited Conversion of Subsidiary Securities into Class A Common Stock

DALLAS, October 21, 2025 (GLOBE NEWSWIRE) — Beneficient (NASDAQ: BENF) (the “Company”), a technology-enabled platform providing exit opportunities and primary capital solutions and related trust and custody services to holders of alternative assets through its proprietary online platform AltAccess, today announced that, in order to better position the Company for long term success, Thomas O. Hicks, Chairman of the board of directors (“Board”) of the Company, and James G. Silk, Interim CEO of the Company, elected to convert and exchange approximately $48.0 million and $4.6 million, respectively, of Preferred A-1 Unit Accounts (“Preferred A-1”) of Beneficient Company Holdings, L.P. (“BCH”), a subsidiary of the Company, for shares of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”) (the “Limited Conversion”). The Limited Conversion resulted in the issuance of 92,485,639 shares of Common Stock to Mr. Hicks and 8,808,649 shares of Common Stock to Mr. Silk (the “Conversion Shares”).

As previously disclosed, on October 3, 2025, the Company was notified by the staff of The Nasdaq Stock Market, LLC (“Nasdaq”) that the Company did not comply with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). As an alternative to the Stockholders’ Equity Requirement, the Company seeks to comply with the market value of listed securities requirement (the “MVLS”) set forth in Nasdaq Listing Rule 5550(b)(2), which requires the Company’s MVLS to be $35 million or greater.

As a result of the Limited Conversion, Messrs. Hicks and Silk entered into a voting and lock-up agreement which provides that (i) Messrs. Hicks and Silk will vote the Conversion Shares in favor of the recommendation of the Company’s Board (except for the election of members of the Board) and (ii) the Conversion Shares will be subject to lock up until October 1, 2028 (the “Lock-Up Period”). Messrs. Hicks and Silk also agreed to forego any potential appreciation in the value of the Conversion Shares between the date of the Limited Conversion and the expiration of the Lock-Up Period by agreeing to forfeit the number of Conversion Shares equal in value to any such appreciation at the expiration of the Lock-Up Period.

Messrs. Hicks and Silk each voluntarily converted 100% of their Preferred A-1 capital account holdings, and in doing so, gave up the Preferred A-1 liquidation preference, preferred return, and other rights that made these interests structurally and economically senior to Company stockholders. The Company believes this action demonstrates Messrs. Hicks and Silk’s commitment to the Company’s long-term success and further aligns the interests of the Company’s leadership with those of all Company stockholders. Additionally, the Company believes the Limited Conversion represents an important initial step toward simplifying its capital structure. Because Mr. Hicks and Mr. Silk have also voluntarily agreed to the Lock-Up Period, the resulting dilution of the Limited Conversion in the market will be deferred.

“This conversion reinforces the confidence of our leadership in the Company’s mission and future,” said Messrs. Hicks and Silk. “We want our stockholders to know that we are working to align our interests and strengthen and simplify the Company’s capital structure.”

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and valued-added services for their funds− with solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote® tool provides customers with a range of potential exit options within minutes, while customers can log on to the AltAccess® portal to explore opportunities and receive proposals in a secure online environment.

Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Contacts

Matt Kreps: 214-597-8200, mkreps@darrowir.com

Michael Wetherington: 214-284-1199, mwetherington@darrowir.com

Investor Relations: investors@beneficient.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the listing and trading of the Company’s securities on Nasdaq, the Company’s intention to request a hearing from the Nasdaq hearing panel and the Company’s intention to regain compliance with the Nasdaq Listing Rules. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others, our ability to cure any deficiencies in compliance with the Nasdaq Listing Rules; risks related to the substantial costs and diversion of management’s attention and resources due to these matters and the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q and the risks and uncertainties contained in the Company’s Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.